Exhibit 21
Kendle International Inc.
Subsidiary List

Subsidiary	Jurisdiction of Organization

AAC Consulting Group, Inc.	Maryland
ACER/EXCEL INC.	New Jersey
Beijing KendleWits Medical Consulting Co., Ltd.	China
Kendle Americas Holding Inc.	Ohio
Kendle Americas Investment Inc.	Ohio
Kendle Americas Management Inc.	Ohio
Kendle Argentina S.R.L.	Argentina
Kendle Branches Limited	United Kingdom
Kendle Brasil Servicios de Pesquisas Clinicas Ltda.	Brazil
Kendle Canada Inc.	Canada
Kendle Chile Limitada	Chile
Kendle Clinical Development Services Limited	United Kingdom
Kendle Colombia Ltda.	Colombia
Kendle CTA Limited	United Kingdom
Kendle Czech Republic s.r.o.	Czech Republic
Kendle Delaware Inc.	Delaware
Kendle GmbH	Germany
Kendle India Private Limited	India
Kendle International B.V.	The Netherlands
Kendle International CPU LLC	Ohio
Kendle International Holdings Limited	United Kingdom
Kendle International Holdings Pty Limited	Australia
Kendle International Israel Ltd.	Israel
Kendle International Limited	United Kingdom
Kendle International Ltda.	Brazil
Charles River Laboratories Clinical Services Pty Limited	Australia
Kendle International s.r.o.	Czech Republic
Kendle International SARL	France

Subsidiary	Jurisdiction of Organization

Kendle International S.L.	Spain
Kendle International Sp. z o.o.	Poland
Kendle International SRL	Italy
Kendle International, S.A. de C.V.	Mexico
Kendle NC Inc.	North Carolina
Kendle Peru S.R.L.	Peru
Kendle Pty Limited	Australia
Kendle R&D Pty Limited	Australia
Kendle R&D Unit Trust	Australia
Kendle Servicios, S.A. de C.V.	Mexico
Kendle South Africa (Proprietary) Limited	South Africa
Kendle Sweden AB	Sweden
Kendle U.K. Limited	United Kingdom
Kendle Unit Trust	Australia
Pharma Clinical Research Limited	United Kingdom
U-Gene Clinical Research B.V.	The Netherlands
U-Gene Research Biotechnology B.V.	The Netherlands